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Important Information

MARCH 15, 2018

The following are the slides and transcript from a presentation given by Thomas Aebischer, chief financial officer of LyondellBasell Industries N.V. (“LYB”) at the 2018 J.P. Morgan Aviation, Transportation and Industrials Conference on Thursday, March 15, 2018.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between LYB and Schulman. In connection with the proposed transaction, Schulman plans to file a proxy statement with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS OF SCHULMAN ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT SCHULMAN WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION. Shareholders and investors will be able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by Schulman at the SEC’s web site at www.sec.gov. Copies of the proxy statement (when they become available) and the filings that will be incorporated by reference therein may also be obtained, without charge, from Schulman’s website, aschulman.com, under the heading “Investors” or by contacting Schulman’s Investor Relations at 330-668-7346 or jennifer.beeman@aschulman.com.

Participants in the Solicitation

LYB, Schulman, their directors, executive officers and certain employees may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding LYB’s directors and executive officers is available in its proxy statement filed with the SEC on April 6, 2017. Information regarding Schulman’s directors and executive officers is available in its proxy statement filed with the SEC on October 27, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

2018 J.P. Morgan Aviation, Transportation and Industrials Conference Thomas Aebischer CFO March 15, 2018

The statements in this presentation relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of crude oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2017, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. The illustrative results or returns of growth projects are not in any way intended to be, nor should they be taken as, indicators or guarantees of performance. The assumptions on which they are based are not projections and do not necessarily represent the Company’s expectations and future performance. You should not rely on illustrated results or returns or these assumptions as being indicative of our future results or returns. Additionally, this communication includes forward-looking statements relating to the proposed merger between LYB and A. Schulman, Inc. (“Schulman”), including financial estimates and statements as to the expected timing, completion and effects of the proposed merger. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company’s plans, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of LYB and Schulman and are subject to significant risks and uncertainties outside of our control. Actual results could differ materially based on factors including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the risk that Schulman shareholders may not adopt the Merger Agreement, the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated, failure to realize the benefits expected from the proposed merger and the effect of the announcement of the proposed merger on the ability of LYB and Schulman to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally. Discussions of additional risks and uncertainties are contained in LYB’s and Schulman’s filings with the Securities and Exchange Commission. Neither LYB nor Schulman is under any obligation, and each expressly disclaim any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this communication are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. This presentation contains time sensitive information that is accurate only as of the date hereof. Information contained in this presentation is unaudited and is subject to change. We undertake no obligation to update the information presented herein except as required by law. Reconciliations for our non-GAAP measures can be found in the Appendix to this presentation or on our website at www.lyb.com/investorrelations. Cautionary Statement

Additional Information and Where to Find It  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between LYB and Schulman. In connection with the proposed transaction, Schulman plans to file a proxy statement with the SEC. SHAREHOLDERS OF SCHULMAN ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT SCHULMAN WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.  Shareholders and investors will be able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by Schulman at the SEC’s web site at www.sec.gov.  Copies of the proxy statement (when they become available) and the filings that will be incorporated by reference therein may also be obtained, without charge, from Schulman’s website, aschulman.com, under the heading “Investors” or by contacting Schulman’s Investor Relations at 330-668-7346 or Jennifer.beeman@aschulman.com.   Participants in the Solicitation LYB, Schulman, their directors, executive officers and certain employees may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed merger.  Information regarding LYB’s directors and executive officers is available in its proxy statement filed with the SEC on April 6, 2017.  Information regarding Schulman’s directors and executive officers is available in its proxy statement filed with the SEC on October 27, 2017.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC (when they become available).  These documents can be obtained free of charge from the sources indicated above.  Additional Information   Additional Information and Where to Find It   This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between LYB and Schulman. In connection with the proposed transaction, Schulman plans to file a proxy statement with the SEC. SHAREHOLDERS OF SCHULMAN ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT SCHULMAN WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.  Shareholders and investors will be able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by Schulman at the SEC’s web site at www.sec.gov.  Copies of the proxy statement (when they become available) and the filings that will be incorporated by reference therein may also be obtained, without charge, from Schulman’s website, aschulman.com, under the heading “Investors” or by contacting Schulman’s Investor Relations at 330-668-7346 or Jennifer.beeman@aschulman.com.   Participants in the Solicitation LYB, Schulman, their directors, executive officers and certain employees may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed merger.  Information regarding LYB’s directors and executive officers is available in its proxy statement filed with the SEC on April 6, 2017.  Information regarding Schulman’s directors and executive officers is available in its proxy statement filed with the SEC on October 27, 2017.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC (when they become available).  These documents can be obtained free of charge from the sources indicated above.

EBITDA / Diluted EPS Performance World-Class Scale With Leading Positions As of December 31, 2017 LCM stands for “lower of cost or market” Further detail regarding LCM adjustments can be found in the Appendix under “Information Related to Financial Measures”. Source: IHS, LYB. Reflects market positions of chemical-grade and polymer-grade propylene (not refinery-grade). Who We Are 2017 Global Capacity Rankings(3) $44 billion market capitalization(1) Global independent chemical company, incorporated under Dutch law Executive offices in London, Rotterdam, and Houston Products sold in ~100 countries, with 55 manufacturing sites across 17 countries (2) EPS ($/share) MTBE and ETBE Polyolefins Licensing Polyolefins (PE and PP) Polypropylene Polyethylene Ethylene Propylene Propylene Oxide Chemicals Polymers Oxyfuels Technology and R&D #5 #6 #2 #3 #2 #6 #2 #1 4 8 12 16 $20 2,000 4,000 6,000 8,000 $10,000 2013 2014 2015 2016 2017 2013 2014 2015 2016 2017 EBITDA USD, millions EBITDA EPS LCM

LyondellBasell in 2017

Delivering Results

$ 4.9 billion
Income from Continuing Operations

$ 7.1 billion
EBITDA (+8% vs 2016)

8.4%
Free Cash Flow Yield

29%
Return on Invested Capital

34%
Total Shareholder Return[(1)]

Advancing Growth

Groundbreaking
for *Hyperzone* HDPE
1.1 billion lb

Final Investment Decision
for World's Largest
PO/TBA Plant

Premium Polyolefin Recycling JV with Suez

New Compounding Plant
Dalian, China

Capturing Opportunity

Improving
Refinery Reliability

Innovation
in Technology

Investment
In Project Management & Execution

(1) Source: CapitalIQ

www.lyondellbasell.com
5

LYB Portfolio Diversity Increases Earnings Resiliency EPS USD per share O&P Americas and O&P EAI EBITDA I&D, Refining and Technology EBITDA LyondellBasell Profitability Broad global portfolio improves earnings stability 4 8 12 16 $20 2,000 4,000 6,000 8,000 $10,000 2016 EBITDA USD, millions EBITDA EPS LCM 2013 2014 2015 2016 2017

Industry Capacity Additions Serving Strong Global Demand Growth

Global Ethylene Supply & Demand[(1)]


Capacity
Demand
Effective Operating Rate - 1Q17 Forecast
Effective Operating Rate - 1Q18 Forecast
lb, billions
550
500
450
400
350
300
250
200
100%
95%
90%
85%
80%
75%
70%
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023

Global Ethylene Supply & Demand Growth[(1)]


Capacity Growth
Demand Growth
~7 Blb in excess capacity growth results in ~2% drop in operating rate lb, billions
50
40
30
20
10
2012-2014
2015-2017
2018-2020 Estimate
2021-2023 Estimate

Project delays and constrained supply due to Chinese reforms and Hurricane Harvey support a short and shallow downturn thesis

(1) Source: IHS, Wood Mackenzie, LYB estimates, effective operating rate assuming 6% industry downtime. Based on 2017 updated balances.

www.lyondellbasell.com
7

LYB's *Hyperzone* PE Technology is Timed to Capture HDPE Demand

HDPE

LLDPE

LDPE


Capacity Additions
Demand Growth
World Scale Plants[1]
15
10
5
2015-2017
2018-2020 Estimate
World Scale Plants[1]
15
10
5
2015-2017
2018-2020 Estimate
World Scale Plants[1]
15
10
5
2015-2017
2018-2020 Estimate


La Porte, Texas

La Porte *Hyperzone* HDPE

- 1.1 billion pounds per year
- Estimated investment: ~$725 million
- Startup 2019
- Estimated EBITDA[2]: $150 - $200 MM/year

(1) Source: IHS polyethylene supply-demand data with an operating rate of 90%. World scale plant equivalents are 1.1 billion pounds.
(2) For the purpose of this slide, estimated EBITDA for *Hyperzone* Polyethylene is volume times average 2015-2017 margins.

www.lyondellbasell.com 8

Intermediates and Derivatives: A Platform for Earnings Stability & Growth Key Messages Stable earnings and consistent cash generation Broad product portfolio with feedstock integration Leading market positions and differential technologies Strong market outlook and platform for growth EBITDA (ex. LCM) History 2017 Product Capacities and Rankings(1) Botlek, The Netherlands Product Capacity Ranking Propylene Oxide 5.1 Blbs. #2 Oxyfuels 75 MBPD #2 Styrene 5.9 B Lbs. #3 Source: IHS. Capacity data represents 100% capacity share. Ranking represents LYB capacity and LYB proportionate share of joint ventures’ capacity.

Advancing Our Leading PO / TBA Technology and Market Position Value-driven growth supported by advantaged feedstocks and technology For the purpose of this slide, estimated EBITDA for Propylene Oxide / TBA is volume times 2015-2017 average margins. 1.0 billion pounds Propylene Oxide, 2.2 billion pounds TBA Est. cost: ~$2.4 billion Groundbreaking – Mid 2018 Startup 2021 Estimated EBITDA(1): $350 - $450 MM/year

Improved reliability increased operating rates and throughput during 2017 Increased profitability driven by strong diesel demand and improved heavy/light crude differentials Full capability to meet Tier 3 gasoline sulfur specifications Poised to benefit from the January 2020 IMO marine fuel oil sulfur regulations Improved Refining Reliability Producing Results EBITDA Light-Heavy Crude Differential(1) Refinery Outlook Houston Refinery Light Louisiana Sweet (LLS) is the referenced light crude and Maya is the referenced heavy crude. Data represents annual, quarterly and January 29, 2018 month-to-date average per Platts.

Sources 2013-2017 Uses Priority Cash From Operating Activities Balance Sheet Capacity Optional Mandatory Profitability Supports Reinvestment for Value-Driven Growth Base CAPEX Dividends Growth CAPEX Share Repurchase Balance Sheet Capacity 2018-2022 Uses Base CAPEX Dividends Growth CAPEX Share Repurchase Inorganic Opportunities Note: Graphic for illustrative purposes only.

Investment in Base CAPEX and Disciplined Cost Management Supports Efficient Operations LYB continues to have intense focus on reliability and cost discipline, resulting in industry leading performance Source: Capital IQ and LYB. Operating rate based upon nameplate capacity and excludes the impacts of Hurricane Harvey and planned maintenance. Fixed costs are adjusted for annual bonuses and selected items, and to 2017 FX. Fixed Costs(2) SG&A as Percent of Revenue – LYB vs. Peer Companies 2017 LYB Operating Reliability(1)

We Are Committed to a Strong, Growing and Sustainable Dividend Dividends and Incremental Free Cash Flow(1,2) 2017 Dividend Yield(3) Excludes special dividends in 2011 and 2012 of $4.50 per share and $2.75 per share, respectively. FCF based on cash flow from operating activities less total capital expenditures. Source: CapIQ as of December 31, 2017. Historical Dividend Yield(1)

Potential Projects Projects Underway North America PDH North America PP Propylene Oxide/TBA Hyperzone HDPE Europe PP Scope (MM lbs.) Projected Start-Up CAPEX ($MM) Estimated EBITDA(1) ($MM/year) ’15-’17 Avg. Margins 1,100 2019 ~$725 $150 - 200 1,000/2,200 2021 ~$2,400 $350 - 450 1,100 2022 - 2023 ~$650 - 750 1,600 2022 - 2023 ~$1,400 - 1,600 1,100 2023 - 2024 ~$650 - 750 Increasing Investment in LyondellBasell’s Organic Growth For the purpose of this slide, estimated EBITDA is volume times 2015-2017 average margins. Channelview Ethylene 550 2020, 2024 ~$350 $100 - 150 North America PE 1,100 2024 - 2025 ~$700 - 800 Regular cadence of investment to drive earnings growth $150 - 250 $250 - 400 $150 - 200 $150 - 250

LyondellBasell Currently Participates in One of Several Advanced Polymers Markets LyondellBasell’s PP Compounding business is a global leader in automotive Polyethylene Polypropylene Engineered Polymers

Combination Enables Vertically Integrated Solutions and Expands Offering Comprehensive customer solutions for broad and attractive markets Polyethylene Polypropylene Engineered Polymers

Combination Creates Value, Strengthens Earnings Growth and Stability

	lyondellbasell (1)	A. Schulman (2)	Combined Businesses (3)
LTM Revenue	$2.1 billion	$2.5 billion	$4.6 billion
LTM Adjusted EBITDA	$241 million	$205 million	$446 million
LTM Adjusted EBITDA Margin(4)	11.3%	8.1%	9.5%
LTM Sales Volume	2.5 billion pounds	2.4 billion pounds	4.9 billion pounds
Global Manufacturing Sites	18	54	72
Number of Employees	1,500	5,100	6,600

Revenue by End Markets


All Other 10%
Automotive 90%


Packaging 25%
Automotive 21%
Electronics & Electric 17%
All Other 21%
Agriculture 7%
Building & Construction 9%


All Other 16%
Packaging 14%
Automotive 53%
Electronics & Electric 9%
Agriculture 4%
Building & Construction 5%

Revenue by Geographies


USCAN 23%
EMEA 53%
APAC 13%
LATAM 11%


USCAN 32%
EMEA 50%
APAC 9%
LATAM 9%


USCAN 28%
EMEA 51%
APAC 11%
LATAM 10%

(1) Represents LyondellBasell's Polypropylene Compounding (PPC) business for the twelve-month period ended December 31, 2017. See the Information Related to Financial Measures slide in the Appendix for information about LTM Adjusted EBITDA and LTM Adjusted EBITDA Margin.

(2) A. Schulman information obtained from publicly available quarterly release data and management estimate. LTM and Number of Employees refers to the twelve-month period ended November 30, 2017. Global Manufacturing Sites and Revenue by Geography based on the twelve month-period ended August 31, 2017. Revenue by End Markets based on the twelve month-period ended August 31, 2015.

(3) Combined business calculated as the sum of LyondellBasell PPC business and A. Shulman.

(4) LTM Adjusted EBITDA Margin calculated as LTM Adjusted EBITDA divided by LTM Revenue.

www.lyondellbasell.com Company confidential 18

Significant Cost Synergies Expected Within Two Years

Category	Share
Logistics & Procurement	~35%
Operational Efficiency	~15%
Asset Optimization	~35%
SG&A Improvements	~15%

$150 million

Run-Rate Cost Synergies within

2 years

A. Schulman Average Adjusted EBITDA(1) from 2014 – 2017: $190 million

(1) Adjusted EBITDA as presented by A. Schulman obtained from publicly available quarterly release data, calculated as the average for the twelve-month periods ended August 31, 2014, 2015, 2016 and 2017.

www.lyondellbasell.com
19

Growth Guided by Strategic Goals Leverage Core Strengths: Safe & reliable operations Cost discipline Global reach and broad portfolio Advance Profitable Growth: Focus on advantaged and differentiated products and markets Capture Opportunities: Consistent with LYB strengths Create tangible value Consistent Top-Quartile TSR MAINTAIN INVESTMENT-GRADE CREDIT RATING

Appendix Company confidential

This presentation makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. The non-GAAP measures we have presented include diluted earnings per share from continuing operations excluding LCM, EBITDA, EBITDA excluding LCM, LTM Adjusted EBITDA and LTM Adjusted EBITDA Margin. LCM stands for “lower of cost or market,” which is an accounting rule consistent with GAAP related to the valuation of inventory.  Our inventories are stated at the lower of cost or market.  Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs.  Market is determined based on an assessment of the current estimated replacement cost and selling price of the inventory.  In periods where the market price of our inventory declines substantially, cost values of inventory may be higher than the market value, which results in us writing down the value of inventory to market value in accordance with the LCM rule, consistent with GAAP. This adjustment is related to our use of LIFO accounting and the decline in pricing for many of our raw material and finished goods inventories. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA and earnings and EBITDA excluding LCM, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We have also presented financial information herein exclusive of adjustments for LCM. Additionally, LTM Adjusted EBITDA and LTM Adjusted EBITDA Margin, as presented herein, may not be comparable to similarly titled measures of A. Schulman or as reported by other companies due to differences in the way the measure is calculated. LTM Adjusted EBITDA, as presented for LyondellBasell Polypropylene Compounding (PPC) business, is calculated based upon a standard inventory costing methodology. For GAAP purposes, we present EBITDA for our Olefins and Polyolefins Europe, Asia, and International segment which includes PPC based upon last-in, first-out (LIFO) inventory costing methodology. To date, we have not allocated a ‘LIFO effect’ to PPC as it is not available. As such, we are unable to provide a quantitative reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.  We calculate PPC Adjusted EBITDA in this presentation as income from continuing operations, with cost of goods sold valued at standard cost, plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. Adjusted EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. LTM Adjusted EBITDA Margin is calculated as LTM Adjusted EBITDA divided by LTM Revenue. While we also believe that free cash flow (FCF) and free cash flow yield (FCF Yield) are measures commonly used by investors, free cash flow and free cash flow yield, as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. For purposes of this presentation, free cash flow means net cash provided by operating activities minus capital expenditures and free cash flow yield means the ratio of free cash flow to market capitalization. Reconciliations for our non-GAAP measures can be found on our website at www.lyb.com/investorrelations. Information Related to Financial Measures

EBITDA Excluding LCM Adjustments to EBITDA 2013-2017

EBITDA Excluding LCM Adjustments to EBITDA – 2017 by Quarter

Net Income to EBITDA 2013-2017

Net Income to EBITDA – 2017 by Quarter

Diluted EPS from Continuing Operations Excluding LCM Adjustments to Diluted EPS from Continuing Operations

Free Cash Flow 2011 - 2017

Free Cash Flow Yield

Return on Invested Capital

LyondellBasell Industries N.V. NYSE:LYB

Company Conference Presentation

Thursday, March 15, 2018 12:45 PM GMT

CALL PARTICIPANTS	2
PRESENTATION	3
QUESTION AND ANSWER	8

LYONDELLBASELL INDUSTRIES N.V. COMPANY CONFERENCE PRESENTATION MAR 15, 2018

Call Participants

EXECUTIVES

Thomas Aebischer

CFO, Executive VP & Member of

Management Board

ANALYSTS

Unknown Analyst

WWW.SPCAPITALIQ.COM	2
COPYRIGHT © 2018 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

LYONDELLBASELL INDUSTRIES N.V. COMPANY CONFERENCE PRESENTATION MAR 15, 2018

Presentation

Thomas Aebischer

CFO, Executive VP & Member of Management Board

Good morning and thank you to all of you for the interest in LyondellBasell. So I have prepared a brief presentation and I’m sure we will have time for Q&A after this. This cautionary statement you can look at our Internet, I’m sure you know what it is all about. I’m not going to spend too much time on this. So let’s maybe frame a little bit here to begin with the business of LyondellBasell, world-class scale with leading positions. You see main business we are in are obviously in ethylene and then the polymers businesses, you see the ranking we have on a global scale. We operate mainly in the Gulf Coast in the U.S. and then obviously big operations across Europe, joint ventures in the Middle East as well operations in China. We operate — we sell products in roughly 100 countries with 55 manufacturing sites globally. We are a Dutch incorporated company, so it’s LyondellBasell Industries NV with tax residency in the U.K.

So if we just reflect very briefly on 2017, I’m sure you’re familiar with the results, but I think it’s important to highlight a few points. First and foremost, our very strong free cash flow generation, so in 2017, we generated about $5.2 billion of cash flow from operating activities, invested about $1.5 billion in CapEx — in capital expenditures, produced free cash flow of roughly $3.7 billion. As a result, free cash flow yield 8.4% and when you look at the return on invested capital, it’s more than threefold our cost of capital and the return they are around 29%. Total shareholder return in the top quartile of the S&P 500 last year at 34% and that’s really a target for us to remain there. We have almost a year ago at the Investor Day here in New York talked a little bit about our growth aspirations, our value-generating growth aspirations. So we have advanced our growth plan in 2017. You see here and I will talk a little bit more about this. We have approved the PO/TBA plants. Final approval, we received last year and we will break ground in summer of 2018. We broke ground on our Hyperzone plant. This is a PE — HDPE plant also on the Gulf Coast 1.1 billion pound plant, it’s our own technology. I will talk a little bit later about this technology and where we are in the construction phase.

We entered this very small joint venture, but a very important joint venture for us, we entered into a joint venture with SUEZ waste management company in Europe, very large waste management company in Europe with the aim actually to recycle polyethylene. So use plastic to produce polyethylene. The facility we are jointly owning has a capacity of roughly 35,000 tons per year. So, an important first step for LyondellBasell to really also contribute to the circular economy [ topic ]. And last but not least, we opened up a new compounding plant, I will talk a bit more about compounding when we talk about our M&A activity, which we recently announced. So we took on stream in Dalian, China our third compounding plant in China. We also focused very significantly, the ones who follow us do know that in 2016, we really had challenges in our refineries, we are operating one refinery in our network on the ship channel in Texas. We had some reliability issues in ‘16 and we clearly solved these reliability issues and the refinery especially the last 3 quarters was running very well. And then last but not least, we also invested in capability as we do more and more organic projects and as we also have done now an inorganic initiative, you obviously need to ramp up the capabilities within an organization in order to deliver successfully and value creating these projects be it on the organic side or on the inorganic side. So here is just a few numbers from the past, starting in ‘13 to ‘17 and I think what that demonstrates here that LyondellBasell with our portfolio on a global scale is actually able to deliver consistent results on various oil price scenarios. We have between in the United States the feedstock for ethylene is mainly ethane and the feedstock in Europe is mainly naphtha-based feedstock. So as oil prices are rising, obviously feedstock costs are rising in Europe and margins are getting compressed and the opposite happens in the U.S. with ethane [ costs low ] benefiting from a higher oil price and obviously margin expands and then in 2014, when the oil price turned, we started to have much better profitability, record profitability in ‘15, ‘16 and ‘17 and obviously a slight negative impact on the profitability in our U.S. operation due to the oil and gas ratio compression.

Intermediate and derivative, refining and technology also there consistent delivery of EBITDA results since 2013, somewhere as an average of $2 billion and I will dive a little bit deeper into the I&D refining segments in the some of the later slides. So when I joined the industry 2 years ago, not knowing much about chemicals, I know now significantly more than 2 years ago, obviously, but I saw this the supply and demand curve and I thought to myself, what’s happening here with all that capacity coming on stream and I was listening to our management, I was listening to Bob Patel and clearly was of the view that downturn is never going to be as severe as it looked like 2 years ago and what you see on this slide here is the orange line depicts virtually the forecast in the first quarter of 2017 showing supply and demand,

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how deep is our operating rates going to contract. And just one year later, in January [ on the first quarter ] forecast of the industry of 2018, you see that operating rates clearly are expected not to dip as steep as anticipated just a year ago and if you would look at that same chart 2 years ago, it would have been even more severe.

So why are operating rates despite the fact that so many new facilities are coming on stream, why are they not [ dipping ] deeper, obviously not just one reason, there are many, there are multiple reasons. One reason is obviously delay in capacity additions. So you are fully aware of the many delays on crackers coming on stream and at the same time, the underlying demand is growing at 4%, 5%. Harvey put also some constrains on supply which we had last — late August, beginning of September and then you have the Chinese environmental reforms, you understand the plastic ban the imported — used plastic ban in China, which obviously also is asking for more virgin materials into that particular market. So we expect today the operating rates to remain somewhere between 93% and 95%. So when you put that in context with history, still very, very strong operating rates and therefore margin — anticipated margin compressions are anticipated to be rather small.

So polyethylene is not just polyethylene, I think this is an interesting slide here to show on HDPE high-density polyethylene, low linear and low-density polyethylene [ with the world-scale ] supply and demand picture looks like from ‘15 to ‘17. So at the HDPE area, virtually a very balanced picture between capacity additions and demand and LyondellBasell is roughly 70% in HDPE, between 5% and 10% in LLDPE, and roughly 20% in LDPE. So we are clearly predominantly active in the high-density polyethylene area and an area when you now look at the forecast on demand growth versus capacity addition from ‘18 to 2020, it looks like there is not going to be enough capacity virtually to supply the demand during that period of time for HDPE. So a very positive market environment and that’s where we are investing in our Hyperzone technology, the plant you see here is a multi-zone reactor, which was brought on site earlier in 2017 actually, the plant is under construction, it’s a $725 million investment, a very important investment for us at the La Porte site, so it’s at an existing site of LyondellBasell and estimated EBITDA contribution [ of ] the mid-year when the plant becomes operational in ‘19 somewhere between $150 million to $200 million based on average margins over the last 3 years.

Another business we are in is intermediate and derivatives. The cornerstone of that business is propylene oxide business, that’s the propylene oxide business also creates the stability of earnings in that business, it’s mainly a cost plus type of market, so very stable over the years. We have, you see here the performance of that segment over the last few years. We have leading positions, leading positions also in technology, so the PO/TBA technology, the plant we are building is our own technology, we are one of the few owners of that technology, very interesting project, very important for LyondellBasell. Virtually the largest organic initiative we have done now for multiple, multiple years. You see here the details of the plant, it’s also on an existing site, it’s on our Channelview site, it’s also close to Houston. 1 billion pounds of propylene oxide and 2.2 billion pounds of TBA of oxyfuels which this facility is going to produce and here the expected contribution on EBITDA also based on the last 3 years average margin is somewhere going to be around $350 million to $400 million of EBITDA, very exciting initiative, very focused on this project and I talked earlier about the project capabilities which we have invested in 2016 and 2017, so that’s a very important part of it to deliver this project successfully. We clearly will benefit from advantaged feedstock and our own technology as mentioned before.

So if we move forward, the next business I would like to talk about quickly is refining. So we are operating a very complex heavy sour crude refinery on the ship channel in Houston, we had some as I mentioned earlier, some operating reliability issues in 2016. We focused a lot on these issues, to our knowledge solved these issues and in the last 3 months — the last 3 quarters as I mentioned, the refinery was running extremely well. We have also upgraded the refinery in 2017 to be fully capable to meet the Tier 3 gasoline standards. And the last comment maybe to make on the refinery goes towards the new International Maritime Organization’s regulations on low sulfur for marine going vessels where the sulfur content is going to be reduced from 3.5% to 0.5%. So our refinery is perfectly positioned to capture the light heavy differential which we believe is going to be expanding because heavy fuel oil, heavy crude is no longer going to be in that much demand. We have coking facilities, we are able to deliver to [ best dealers ] the diesel, the low sulfur diesel. So we believe that this in 2020 has an upside of several hundred million dollars of EBITDA contribution to the refining business.

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So talking about capital allocation, so when you follow LyondellBasell from 2010 to virtually 2015 we kind of generated this significant free cash flow and implemented a very significant share buyback program. Since 2013, we bought back [

about $16.2 billion ] worth of our own stock, obviously when we started in 2010 we really didn’t have a big pipeline of projects going on, so dividends becoming an established dividend player and issue and doing share buybacks that was kind of the approach. We actually also leveraged the balance sheet in 2014, 2015 with some of these share buybacks.

And I would now like to shift forward towards 2018 and future years and talk a little more about the uses of cash. So we are shifting first and foremost what remains the same. Yes obviously, we maintain our plans and we have some of the highest operating rates in the industry. We are operating our crackers at 95% consistently. So you cannot operate your facilities at that level of capacity utilization if you don’t maintain your plant properly. So the base CapEx is somewhere in the neighborhood of and will remain somewhere around $1.1 billion per annum, so that’s base CapEx first and foremost. The second one is dividend; dividend is sacrosanct to us. We have and we were able since 2010 we improve the dividend year-after-year. We just announced in February the 10th increase in dividend, 11% increase in dividend, so that will be a dividend of [ about roughly $1.55 billion per year ]. So that’s, that’s also part of the cash flow from operating activities and the policy is clearly to progressively increase the dividend as we go through cycles. And then obviously the next point on the capital allocation strategy is the growth CapEx. Also there we are financing our growth plan, which I will talk more in detail on a later slide through our cash flow, so low leveraging of the balance sheet, we produce sufficient cash flow to also finance the growth CapEx through cash flow and in total we have given guidance for 2018 that CapEx envelope is roughly $2.4 billion, take away $1.1 billion on maintenance CapEx, base CapEx, which I just talked about. So we have a growth envelope for 2018 of about $1.3 billion of growth CapEx.

And then if you look at the cash flow from operating activities somewhere between $5 billion and $5.5 billion you can make the math yourself, you’re still ending up with discretionary cash flow and that is geared towards share buybacks. We have currently a share buyback program in place that was approved last May from our shareholders, an 18-month program buying back 10% of our shares and we will go for another approval for another 10% at our next AGM in 2018. And the balance sheet, and that’s the message, the balance sheet is really reserved for inorganic growth opportunities, that’s what this picture here shows you. We have a net debt-EBITDA ratio today of about 1.2 times, 1.3 times. We have BBB+ rating, so when you look at the BBB+ rating, the ceiling of a BBB+ rating is somewhere around 2.5 times. So we have a very solid, a very strong and a very sound balance sheet and very sound cash flow contributions as outlined.

So we are really proud of our focus on cost, focus on reliability, focus on how we run the business. I mentioned earlier, 95% operating rates on our crackers, 95% also across not only in the U.S. but virtually across our network, we are running our propylene oxide facility somewhere around 92% operating rates, that’s a world-class when you do with a benchmark. We are benchmarking ourselves internally relentless just to make sure we are in a leading position. Fixed costs have not really changed when you look at this slide here, very small changes since 2009. Big focus to keep the fixed costs low, we do understand that we are playing in the commodity space and low cost clearly is a competitive advantage, but we are not making shortcuts and that’s another very — we very rarely talk about this is investors or analysts, we do not make shortcuts in safety. When you look at also our safety statistics when Bob Patel presents quarterly results, normally the first slide we talk about are our safety statistics and those — our safety statistics are at a world-class level in our industry. And this sounds pretty simple and pretty easy, the low cost — running a low-cost business, but we believe that’s pretty difficult to copy. We are running very tight ship, its part of our culture. We are running globally a single SAP instance, so really in all areas of the business, we are focusing on running it as efficiently as possible. I talked about the dividend, you see the numbers here on the slide, you see on the bottom left-hand corner the significant free cash flow generation of LyondellBasell over the past since 2011, the light blue is the free cash flow, the dark blue is the dividend and continuous increase in dividend over these years and we are you know in 2017 the dividend yield somewhere around 3.2% if you look at the current share price and the increase in dividend which I talked about, then the dividend yield currently is somewhere around 3.6%, 3.7%. And maybe one more point to the dividends, which I haven’t mentioned before. Normally the dividend increase cycle for LyondellBasell was normally during the second quarter of each year. So this year, we actually announced the dividend increase a quarter earlier. Just also another demonstration in [ our bellies ] that the cycle is going to be more shallow, number one. Number two, we also had a very significant positive tax effect through the tax reform which reduces our cash taxes somewhere around $300 million to $350 million per year, which is obviously significant and another statement just in the outlook in general that we are confident that we will able to continue increasing the dividend as we go into the future years also given all the growth projects, I mentioned and I have talked about.

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LYONDELLBASELL INDUSTRIES N.V. COMPANY CONFERENCE PRESENTATION MAR 15, 2018

So talking about growth projects, we are talking about the organic side of our business. I mentioned the Hyperzone initiatives which you see on here, I mentioned the propylene oxide, the TBA plant, which is the largest investment so far. We also have one more debottleneck project left actually at our Channelview site, 275 million pounds ethylene expansion. This is a typical and you see it also when you calculate returns on EBITDA levels, you clearly see that this is a highly — high returning initiative. LyondellBasell is very well known to having done this debottlenecks extremely successful over the past. Obviously, there is an end to debottleneck that’s what — the one less which we have, we will go live with one in 2020 during the downtime of the plant and then the next one of 275 million pounds of ethylene in 2024.

We are looking and studying various initiatives on the PP propylene — polypropylene and PDH technology. The next is these projects are under review in North America as well as in Europe and also a facility — a PE facility in North America is under study. We are currently [ long on ] ethylene with the Hyperzone facility coming on stream, we are [ about 25% long ] on ethylene, Hyperzone will reduce that to about 15% and obviously if we would do another PE plant that will reduce it even further and with another additional PE plant, we look at this as a fully-integrated footprint.

So we think today that we should be able to make some investment decision on these initiatives, especially on the PP and PDH side by the end of 2018. And PDH maybe — let’s take that [ adapters on ] PDH, there is obviously that technology has some complexity to it, but we do understand that technology we are running today in our joint venture, 3 different PDH facilities, 2 in Saudi and one in Thailand. So having talked about organic initiatives, now let’s talk about the inorganic initiatives. A few weeks ago, we announced the acquisition of A. Schulman, a very exciting initiative we believe on our part and what you see here on this picture is virtually where we operate today before acquisition of Schulman. So we do have a polypropylene compounding business, we very rarely talked about it. The polypropylene compounding business is buried in the O&P segment [ EAI ] today, it’s a business which produces about $240 million, $250 million of EBITDA and 90% of that business is geared towards — of our business is geared towards the automotive industry. So very singular focus on one business stream. So with the acquisition of A. Schulman, it allows us really to vertically integrate to a much broader market in not only in PP Compounding, but also in PE Compounding together with masterbatches, powders, and colors, so we are able now to offer really vertically integrated to our customer a much broader portfolio in different areas like agriculture, like packaging; very fast-growing market as we all know electronics and building and construction. So when you look at all of these segments really and all of these end businesses, they all grow significantly more than global GDP growth. So a really interesting growth initiative. The market itself, the compounding market itself globally is about a $65 billion market and here after this combination, we are going to be the largest in that space. I’m not really interested to be the largest, I’m more interested to be the most profitable one, but the reason why I refer to the size is when you compare $65 billion total compounding market and then you add the total revenues here of $4.6 billion of that combined business, it just gives you a picture of how fragmented the compounding market today is. So what this acquisition allows us really to build a platform to integrate Schulman to reap significant cost synergies and then use the platform to further grow that business into the future. So we clearly have the aspiration in a few years when you add the numbers up here, so it’s the last 12 months adjusted EBITDA combined is about $440 million, $450 million, you add the synergy number which we have communicated, $150 million that gives us $600 million business and our aim clearly is to grow that business very quickly to some sort of $1 billion EBITDA contribution.

This picture here also shows you, you know how we now diversify the business into markets and also how we diversify the business into geographies. It also shows you on these high-level numbers, the synergy potential. A. Schulman is running 54 plants, producing revenues of $2.5 billion, we are running 18 plants and globally with $2.1 billion. So there’s clearly a very significant potential to streamline the business and that’s virtually the result of streamlining the business, the target is within 2 years to get cost synergies of $150 million in the different areas, so logistics, the whole supply chain, we can obviously benefit, we are in certain markets we have overlaps, which we will take out and restructure. Procurement synergies leveraging the spend across the businesses, then operational efficiencies. Schulman runs capacities at their plant somewhere between 50% and 60%. So we clearly have aspirations to run this capacity utilization at significantly higher levels as we do today and then, the obvious thing is asset optimization, the footprint of the assets, 54 versus 18 plants, there are lot of opportunities to optimize this and then obviously SG&A improvements.

I told you that we are running a single SAP instance on a global scale. Just to give you another point of reference, these industries were not kind of defined by benchmarks. We had ample time to do due diligence and to benchmark our sales against the numbers we have seen in the data rooms. So we are running one SAP facility across the globe, Schulman today runs 23 different ERP systems. So it’s just another indication the synergies are very substantial in this transaction.

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LYONDELLBASELL INDUSTRIES N.V. COMPANY CONFERENCE PRESENTATION MAR 15, 2018

So that brings me to a close. I’m not going to read what you see here on the slides, but clearly the focus of LyondellBasell is value-generating growth over the years to come. We talked about the organic pipeline, you saw one of the inorganic initiatives and we aspire to be a consistent top quartile total shareholder return provider in this industry. So with this, I stop here. Thank you very much for your attention and I’m happy to take questions. Thank you.

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Question and Answer

Unknown Analyst

Lyondell seems a little bit more focused on inorganic M&A than they were in years past. I’m just wondering if you could speak a little bit more about how you think about organic versus inorganic opportunities, whether you’re a little bit more focused on diversification or whether you use the same hurdle rates for accretion and things like that?

Thomas Aebischer

CFO, Executive VP & Member of Management Board

No, in a nutshell at the end of the day the hurdle rates have to be risk-adjusted and whatever [ the day ] the project is, that’s what you’re going to execute on. So that’s pretty simple but I don’t think we have, what we are trying to do is really to fill our organic pipeline. We look forward to have virtually a facility coming on stream on an annual basis. We are significantly [ away ] from that aspiration. We have now Hyperzone which comes 2019, then we have PO/TBA which is 2021. We have the debottleneck in 2020 and 2024, so there’s ample room now with having ramped up our project execution capabilities within the organization to more targeted investments in the organic side over the years to come. And inorganic, on the inorganic side it’s, inorganic growth at the end of the day is driven by opportunities. So it’s opportunistic, it has to be value — stating the obvious, it has to be value creating, I think some people thought when we talked about growth of our investor day in 2017 that we are going out and start making acquisitions, you’ve seen that we haven’t done this, we were very deliberate, very thoughtful and this year was — A. Schulman was a great opportunity. When you look at the transaction multiple including synergies, its [ about 6x, transaction multiple 6.2x ] transaction multiple. We’re trading somewhere today at [ 7x, 7.5x ] I guess it’s our trading multiple, but I think what we are trying to do at the end of the day is to get a better balance of our capital allocation between shareholder returns, organic growth, and inorganic growth.

Unknown Analyst

Lyondell went through a period of time as this gentleman indicated when there were no acquisitions. Is the attitude of Lyondell toward acquisitions that you’d like to get your feet wet. In other words, you like to start with acquisitions in the scheme of things that are a little bit smaller and I guess by reflection also in the recycling business, you’re starting out at a sort of a lower level and then as you get to know the businesses and are more comfortable then you’re more comfortable about acquiring in these areas or did it just turn out that small things were the cheap things and so that’s what you bought.

Thomas Aebischer

CFO, Executive VP & Member of Management Board

So I think, I think QCP so the business, the joint venture together with SUEZ and Schulman are really not comparable. So the SUEZ joint venture was a phenomenal opportunity to invest into an existing technology of produce — taking waste plastic and producing a recycled material plastic which we obviously bring to the party the knowledge of the market, the whole distribution network of that particular product and SUEZ brings to the table their collecting capability of waste in the different countries across Europe. So that was really an opportunity, which we saw and also to be more active — to become more in a market environment which is much more demand today than just a few years ago for recycled material and we want to play a more significant role in the whole topic of Circular Economy and so you used the word, getting our feet wet, that may be a good use for that particular initiative, but when I look at Schulman, this was really a — you know, $2.25 billion is the transaction value of Schulman. So when you compare this to our assets one way to look at it is about 8% of our assets. So that’s rather small. So from that perspective, it’s a small acquisition. We believe internally, it’s a big acquisition. I mean, we have now to demonstrate that we are able to actually execute and deliver that value on a pretty complex, on a pretty complex integration. So that’s going to be very important to us and what I have not mentioned in my presentation what we are also going to do is we’re actually as soon as the transaction is closed, in our first quarter reporting after the transaction, we will carve out this compounding business. So we are going to no longer bury it in [ O&P EAI ], we are actually carving it out, running it as a separate business, full

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transparency so that you, our sales internally as well can see how we integrate and how we deliver on the synergies. We also believe that business deserves a higher multiple and we will see then what the market does with that information, but I don’t think it was getting our feet wet, it was really opportunistic. We believe today we have the capabilities internally, [ ramped ] up over the last 1.5, 2 years to actually also digest a larger transaction.

Unknown Analyst

In the compounding business you showed I guess you have a similar output as Schulman and you have 18 plants and they have 54 plants. Do they have a very different business model than you did in compounding? Are you running at high utilization rates? Is there extra capacity that you yourself have? Are there logistics obstacles that lead one to have a larger plant network or are those puzzles to be solved?

Thomas Aebischer

CFO, Executive VP & Member of Management Board

No, we are clearly running a much higher capacity utilization in our 18 plants, a lot of these — some of the Schulman plants are very distributed, very isolated and some of them in markets which we currently already service other product, so there are overlaps which we can benefit on. We have actually a very good understanding after the due diligence out of the 54 plants what the next steps are going to be to optimize that particular footprint, but I think Schulman also has a slightly different approach to the end market, to the customer, customer proximity, agility, innovation which they bring to the table and I think there is something which we can learn from them as well in order to be closer to customer and serve the customer, but then also capture higher value as you have that customer proximity and in certain areas, we believe and Bob Patel I guess said it many times that some of these markets have been overserved and if we will make [ these positions ] as well so if a market is overserved meaning we don’t really get the returns we believe we should have for these type of specialty products, then why would we serve that market. So when you add the numbers up in the compounding business after synergies, we will run a EBITDA margin of somewhere between 12% and 13%; 12%, and 13% actually compares very well to some of the best provider of products in the polypropylene compounding market.

Unknown Analyst

I think Lyondell has spoken of the acquisition as a platform. So why is it that Lyondell is uniquely positioned where it believes it’s the best owner of these sorts of businesses or what are your competitive strengths such that this is the area where you wish to make a commitment and you believe you can succeed?

Thomas Aebischer

CFO, Executive VP & Member of Management Board

I think the competitive strength is twofold. First and foremost, we are a leader in the compounding business servicing the automotive industry. We believe some of the — the approach we take with the automotive industry can also be used in other businesses. So that’s one of the strengths I think we bring to this transaction and obviously, it’s really the vertical integration. Today certain of the customers’ desires we are — our end customers’ desires today we are unable to fulfill, we are actually going to compounders and now we are actually accessing these customers directly to the different compounding businesses as outlined on one of these, one of the slides but I think it’s a multiplication of our knowledge, our deep knowledge of doing business with the automotive industry, which can also be translated into other areas.

Unknown Analyst

Thanks very much for your presentation, Tom. We hope you’ll return.

Thomas Aebischer

CFO, Executive VP & Member of Management Board Thank you very much. Thank you.

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